Exhibit 99.1

Financial Report October – December 2018

Continued momentum in order intake and growth

(Stockholm, Sweden, January 29, 2019) – For the three-month period ended December 31, 2018, sales for Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb), the worldwide leader in automotive safety systems, grew by 1.6% to $2,193 million. Sales grew organically* by 4.2%, driven by 19% organic sales growth in Americas. Operating margin declined to 1.0%, primarily due to an accrual for the remaining portion of the EC antitrust investigation. The adjusted* operating margin was 10.9%. (For non-U.S. GAAP measures see enclosed reconciliation tables.)

For the full year 2019, the indication is for organic sales to increase by around 5% and the adjusted operating margin to be around 10.5%. (See the “Outlook” section on the next page for further discussion of organic sales and adjusted operating margin, which are forward-looking non-U.S. GAAP measures).

The results herein present the performance of Autoliv giving effect to the spin-off of Veoneer, Inc. (“Veoneer”), Autoliv’s former Electronics segment, on June 29, 2018. Historical financial results of Veoneer are reflected as Discontinued Operations, with the exception of cash flows, which are presented on a consolidated basis of both Continuing and Discontinued Operations and net income attributable to a controlling interest (Consolidated Autoliv). The restated historical financial information reflecting the spin-off is unaudited.

Key Figures

(Dollars in millions, except per share data)	Q4 2018	Q4 2017	Change
Net sales Continuing Operations	$2,192.8	$2,158.7	1.6%
Operating income Continuing Operations	$21.0	$250.3	(91.6)%
Operating margin Continuing Operations	1.0%	11.6%	(10.6)pp
Adjusted operating margin Continuing Operations1)	10.9%	11.8%	(0.9)pp
Earnings per share Continuing Operations, diluted2, 3)	$(1.06)	$2.26	(146.9)%
Adjusted earnings per share Continuing Operations, diluted1, 2, 3)	$1.42	$2.29	(38.0)%
Operating cash flow on a consolidated basis	$289.4	$389.4	(25.7)%

1) Excluding costs for capacity alignments, antitrust related matters and separation of our business segments. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Comments from Mikael Bratt, President & CEO

“I am pleased with our sales growth, order intake and cash flow in the quarter and full year, especially considering that the automotive environment turned increasingly challenging towards the end of the year. We grew organically* by more than 4% in the fourth quarter, despite a fall in light vehicle production of more than 5%, according to IHS. Our outperformance was mainly due to the high number of product launches in North America and China. We outgrew light vehicle production organically by almost 20% in North America and by 11% in China. For full year 2018, we grew organically by close to 5% while light vehicle production declined by about 1%. The launches remain on schedule, with good delivery precision albeit still with elevated launch related costs.

Our order intake continued on a high level, supporting our growth opportunities also beyond 2020. We estimate that Autoliv was able to book around 50% of the available order value in 2018, making 2018 the fourth consecutive year of booking around or more than 50% of available order value.

Although light vehicle production in the fourth quarter was significantly below earlier expectations, we met our indication of 10.5% adjusted operating margin for the full year 2018, in part due to the high degree of flexibility in our Chinese operations. Operating cash flow was strong in the quarter, bringing it to more than $0.8 billion for full year 2018 for Continuing Operations.

Our sales and earnings capacity is further supported by the continued high order intake in 2018, and our targets of reaching more than $10 billion in sales and around 13% in adjusted operating margin remain. However, due to the slowdown in global light vehicle sales and production, and increased raw material pricing, we no longer expect to reach these targets in 2020. Based on continued execution of our strong order book and assuming LVP returns to its trend growth of around 2% in 2020, we expect an improvement in 2020 towards our sales and adjusted operating margin targets.

Our focus in 2019 is directed on improving launch effectiveness and productivity, monitoring and managing light vehicle production volatility while, as always, having quality as our first priority.”

An earnings conference call will be held at 2:00 p.m. (CET) today, January 29. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q4 Report – 2018	4th Quarter

Outlook

Mainly based on our customer call-offs and a light vehicle production outlook that is slightly below the IHS estimate, the indication for organic sales growth for the full year 2019 is around 5%. Currency translations are expected to have a combined negative effect of around 1%, resulting in a consolidated sales increase of around 4%. The indication for adjusted operating margin for the full year 2019 is around 10.5%.

The projected tax rate, excluding discrete items, for the full year 2019, is expected to be around 28%, and is subject to change due to any discrete or nonrecurring events that may occur.

The projected operating cash flow for the full year 2019, excluding any discrete items, is expected to be higher than for Continuing Operations full year 2018 of around $810 million.

The projected capital expenditures as percent of sales, net, for the full year 2019 is expected to be lower than for Continuing Operations full year 2018 of around 5.6%.

The projected R,D&E, net, as percent of sales, for the full year 2019 is expected to be lower than for Continuing Operations full year 2018 of around 4.8%.

The projected leverage ratio is expected to be well within our target range of 0.5x to 1.5x at the end of 2019.

The forward looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments, antitrust matters and separation of our business segments, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Fourth Quarter Financial Highlights

Consolidated net sales increased by 1.6% compared to the same quarter of 2017 with an organic growth* of 4.2% and negative currency translation effects of 2.6%. By growing organically by more than 20%, North America was the primary contributor to organic growth in the quarter with South Korea and Japan also making meaningful contributions while European and Chinese sales declined organically. Organic sales growth outperformed LVP growth (according to IHS) in all regions except Europe. Adjusted operating margin* for Continuing Operations, excluding costs for capacity alignments, antitrust related matters and the separation of our business segments, decreased by 0.9pp to 10.9%, compared to the same quarter of 2017, as headwinds from launch related costs, raw material costs and increased R,D&E, net costs, were not fully offset by positive effects from the increased sales and currency changes. Adjusted EPS*, diluted, decreased by 38% to $1.42, as compared to the same quarter of 2017. Operating cash flow for Continuing Operations amounted to $289 million. Net debt* was $1,619 million, compared to $1,724 million the previous quarter while the leverage ratio* declined from 1.6x to 1.5x.

Launches in the 4th Quarter

Chevrolet Blazer	Hyundai Palisade	BMW X7
Honda Passport	Toyota RAV4	Geely SX11
Kia Telluride	BMW 3-Series	Tata Harrier

Driver/Passenger Airbags	Seatbelts	Side Airbags
Steering Wheel	Head/Inflatable Curtain Airbags	Knee Airbags

Q4 Report – 2018	4th Quarter

Sales by Product

Change vs. same quarter last year
Quarter October – December 2018
	Q4 2018	Q4 2017	Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)
Airbag Products and Other2)	$1,463.7	$1,395.6	$68.1	$(33.3)	$101.4
			4.9%	(2.4)%	7.3%
Seatbelt Products2)	$729.1	$763.1	$(34.0)	$(23.7)	$(10.3)
			(4.5)%	(3.1)%	(1.4)%
Total	$2,192.8	$2,158.7	$34.1	$(57.0)	$91.1
			1.6%	(2.6)%	4.2%
1) Effects from currency translations. 2) Including Corporate and other sales.

Airbag sales had strong organic growth* of 7.3%. The main organic growth contributor were steering wheels, passenger airbags and inflators, all of them mainly in North America. The main organic sales decline was for inflatable curtains in Europe. Inflator replacement sales contributed less than 0.5pp to organic growth.

Seatbelt sales declined organically* by 1.4% in the quarter, mainly driven by sales declines in Europe and China not fully offset by good organic sales growth in North America.

Sales by Region

Change vs. same quarter last year
Quarter October – December 2018
	Q4 2018	Q4 2017	Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)
Asia	$861.4	$858.5	$2.9	$(20.0)	$22.9
			0.3%	(2.4)%	2.7%
Whereof: China	$418.7	$448.1	$(29.4)	$(12.7)	$(16.7)
			(6.6)%	(2.9)%	(3.7)%
Japan	$221.5	$208.4	$13.1	$(0.1)	$13.2
			6.3%	(0.1)%	6.4%
RoA	$221.2	$202.0	$19.2	$(7.2)	$26.4
			9.5%	(3.5)%	13.0%
Americas	$700.8	$599.2	$101.6	$(11.8)	$113.4
			16.9%	(2.0)%	18.9%
Europe	$630.6	$701.0	$(70.4)	$(25.2)	$(45.2)
			(10.0)%	(3.6)%	(6.4)%
Total	$2,192.8	$2,158.7	$34.1	$(57.0)	$91.1
			1.6%	(2.6)%	4.2%

1) Effects from currency translations.

Sales grew organically* by 4.2% in the fourth quarter 2018 compared to the fourth quarter 2017, which is almost 10pp above the change in light vehicle production (according to IHS). North America was the primary contributor to organic growth in the quarter with South Korea and Japan also making meaningful contribution while European and Chinese sales declined organically.

Q4 Report – 2018	4th Quarter

The organic sales decrease* of 3.7% from Autoliv’s companies in China was above the light vehicle production decline of 14.8% (according to IHS). The decrease was driven entirely by domestic OEMs while sales to global OEMs grew slightly. Sales declines to domestic OEMs were primarily driven by sales to Great Wall, Baojun and Wuling. The organic growth in sales to the global OEMs was mainly driven by sales to Honda and VW, partly offset by declines in sales to Ford and Hyundai/Kia.

The organic sales growth* of 6.4% from Autoliv’s companies in Japan, compared to LVP growth of 3.5% (according to IHS), was driven by sales to Subaru, Mitsubishi and Honda, partly offset by declining sales to Toyota.

The organic sales growth* of 13% from Autoliv’s companies in the Rest of Asia was driven by strong sales development in South Korea, mainly with Hyundai/Kia.

Sales from Autoliv’s companies in Americas increased organically* by 18.9%. North America grew by more than 20% organically, driven primarily by launches at Nissan, Honda, Tesla, FCA and VW. This was partly offset by lower sales to Ford and Daimler. Growth was driven by all main product groups. South America declined organically by more than 9%, in line with the LVP decline of 8.9% (according to IHS).

Sales from Autoliv’s companies in Europe declined organically* by 6.4%, while LVP declined by 4.6% according to IHS. The organic sales decline was driven largely by sales to Renault, Ford, VW and BMW, partly offset by increased sales to Daimler.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP, IHS Q4 estimate, Jan 17, 2019	(14.8)%	3.5%	7.7%	(0.3)%	(4.6)%	(5.3)%
LVP, IHS Q4 estimate, Oct 16, 2018	(2.7)%	1.1%	7.5%	3.5%	(0.5)%	0.7%

Q4 Report – 2018	4th Quarter

Earnings

(Dollars in millions, except per share data)	Q4 2018	Q4 2017	Change
Net Sales	$2,192.8	$2,158.7	1.6%
Gross profit	$425.2	$440.8	(3.5)%
% of sales	19.4%	20.4%	(1.0)pp
S,G&A	$(99.4)	$(109.6)	(9.3)%
% of sales	(4.5)%	(5.1)%	(0.6)pp
R,D&E net	$(84.7)	$(75.6)	12.0%
% of sales	(3.9)%	(3.5)%	0.4pp
Other income (expense), net	$(217.3)	$(2.4)	8,954.2%
% of sales	(9.9)%	(0.1)%	9.8pp
Operating income	$21.0	$250.3	(91.6)%
% of sales	1.0%	11.6%	(10.6)pp
Adjusted operating income1)	$239.9	$253.7	(5.4)%
% of sales	10.9%	11.8%	(0.9)pp
Income before taxes	$2.1	$240.8	(99.1)%
Tax rate	4,466.6%	18.0%	4,448.6pp
Income (loss) attributable to controlling interest from Continuing Operations	$(93.0)	$196.7	(147.3)%
Earnings per share Continuing Operations, diluted2, 3)	$(1.06)	$2.26	(146.9)%
Adjusted earnings per share Continuing Operations, diluted1, 2, 3)	$1.42	$2.29	(38.0)%

1) Excluding costs for capacity alignments, antitrust related matters and separation of our business segments. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

The gross profit for the fourth quarter 2018 was $16 million lower than the same quarter in 2017. The gross margin decreased by 1.0pp to 19.4% compared to the same quarter in 2017, mainly due to adverse impact from higher launch related costs and raw material costs which more than offset the positive effect from currencies and the higher organic sales growth*.

Selling, General and Administrative (S,G&A) expenses decreased by $10 million compared to the same quarter the prior year, driven by lower personnel costs including bonus reversals and transition service agreement income, while Research, Development & Engineering (R,D&E) expenses net, increased by $9 million or 0.4pp to 3.9% of sales, driven by the high number of product launches.

The change in Other income (expense), net, compared to the same quarter in 2017 was primarily due to accrual of $210 million in connection with the remaining portion of the European Commission’s investigation of anti-competitive behavior among suppliers of occupant safety systems in the European Union.

Operating income decreased by $229 million to $21 million, corresponding to a reported operating margin of 1% of sales, compared to 11.6% of sales in the same quarter of 2017. The decrease was almost entirely due to the EC antitrust investigation accrual in the fourth quarter of 2018, reported as Other income (expense), net. Adjusted operating margin*, excluding costs for capacity alignments, antitrust related matters and separation of our business segments, was 10.9% of sales compared to 11.8% of sales for the same period in 2017. The lower adjusted operating margin was mainly a result of decreased gross margin and higher R,D&E expenses net in relation to sales.

Income before taxes decreased by $239 million, mainly due to the antitrust related accrual.

Income attributable to controlling interest from Continuing Operations decreased by $290 million.

The effective tax rate in the fourth quarter of 2018 was 4,467% compared to 18.0% in the same quarter of 2017. The tax rate in the fourth quarter 2018 was negatively impacted by non-deductible cost accrued for the antitrust matters. Discrete tax items, net and the impact of the antitrust in the fourth quarter of 2018 had an unfavorable impact of 4,435pp. The tax rate excluding discrete items and the tax impact of the antitrust provision was 31.6%. In the fourth quarter of 2017, discrete tax items, net had a favorable impact of 4.4pp and the tax rate excluding discrete items was 22.4%.

Q4 Report – 2018	4th Quarter

Earnings per share (EPS) from Continuing Operations assuming dilution decreased by 147% to negative $1.06 compared to $2.26 for the same period one year ago. The main negative items affecting EPS were 245 cents net of tax from higher costs relating to capacity alignments, antitrust related matters and the separation of our business segments, 44 cents from discrete tax items, 24 cents from higher underlying tax rate and 12 cents from lower adjusted* operating income. The adjusted EPS* from Continuing Operations assuming dilution was $1.42 compared to $2.29 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 87.4 million compared to 87.2 million in the fourth quarter of 2017.

Cash Flow and Balance Sheet

Cash flow items prior to the third quarter 2018 are presented on a consolidated basis including both Continuing and Discontinued Operations.

Operating cash flow was $289 million in the fourth quarter of 2018, compared to $389 million for Consolidated Autoliv, which includes both Continuing and Discontinued Operations, in the same quarter of 2017.

Cash flow before financing* was $156 million compared to $207 million in the same quarter of 2017, primarily due to lower operating cash flow. Capital expenditures, net, of $133 million were $45 million higher than depreciation and amortization expense during the quarter and $34 million lower than capital expenditures, net during the fourth quarter of 2017. Of the total $168 million in capital expenditures, net, in the fourth quarter of 2017, $128 million was attributable to Continuing Operations.

Working capital was 4.8% of sales and operating working capital* was 5.5% of sales. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Accounts receivable in relation to sales was 70 days outstanding, compared to 72 days outstanding on December 31, 2017 and 80 days outstanding on

September 30, 2018. Days inventory outstanding was 35 days, compared to 33 days on December 31, 2017 and 38 days on September 30, 2018.

The Company’s net debt position* decreased by $106 million during the quarter to $1,619 million. Gross interest-bearing debt decreased during the quarter by $21 million to $2,230 million.

Autoliv’s policy is to maintain a leverage ratio* commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to EBITDA (earnings before interest, taxes, depreciation and amortization). The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of December 31, 2018, the Company had a leverage ratio* of 1.5x.

During the quarter, total equity decreased by $157 million to $1,897 million, primarily due to $91 million from net loss and $54 million in dividends and $15 million related to currency translation effects.

Headcount

	December 31, 2018	September 30, 2018	December 31, 2017
Headcount	66,764	66,479	64,550
Whereof: Direct workers in manufacturing	71%	71%	71%
Best Cost Countries	80%	80%	80%
Temporary personnel	14%	14%	12%

Compared to September 30, 2018, total headcount (permanent employees and temporary personnel)

increased by 285. Compared to a year ago, headcount increased by 2,214, reflecting the sales growth.

Q4 Report – 2018Full Year

Financial Highlights Full Year 2018

Consolidated net sales increased by 6.7% compared to full year 2017 with an organic growth* of 4.8% and positive currency translation effects of 1.9%. All regions except Europe grew organically. Key organic growth areas were North America, China and India. Adjusted operating margin*, for Continuing Operations, excluding costs for capacity alignments, antitrust related matters and separation of our business segments, decreased by 60bps to 10.5%, compared to full year 2017, as adverse effects of product launch related costs, raw materials and currency changes were not fully offset by the positive effects of higher sales. EPS Continuing Operations, diluted, decreased by 35.5% to $4.31, as compared to the full year 2017. Adjusted EPS* Continuing Operations, diluted, decreased by 4% to $6.83, compared to the full year 2017. Operating cash flow for Autoliv (including both Continuing and Discontinued Operations) of $591 million was $345 million lower than the full year 2017 mainly due to costs for separation of our business segments and increased operating assets and liabilities driven by higher sales.

Sales by Product Full Year 2018

Year over year change
	Full Year	Full Year	Reported	Currency	Organic
(Dollars in millions)	2018	2017	(U.S. GAAP)	effects1)	change*
Airbag Products and Other2)	$5,698.6	$5,343.2	$355.4	$91.2	264.2
			6.7%	1.8%	4.9%
Seatbelt Products2)	$2,979.6	$2,793.6	$186.0	$59.1	126.9
			6.7%	2.2%	4.5%
Total	$8,678.2	$8,136.8	$541.4	$150.3	$391.1
			6.7%	1.9%	4.8%
1) Effects from currency translations. 2) Including Corporate and other sales.

Airbag sales grew organically* by 4.9%, mainly driven by steering wheels in North America, Europe and China and from inflatable curtains in North America, partly offset by organic sales decline of inflatable curtains in Europe.

Seatbelt sales grew organically* by 4.5%, mainly driven by growth in North America, India and China, partly offset by declines in Europe.

Q4 Report – 2018Full Year

Sales by Region Full Year 2018

Year over year change
	Full Year	Full Year	Reported	Currency	Organic
(Dollars in millions)	2018	2017	(U.S. GAAP)	effects1)	change*
Asia	$3,194.9	$2,998.1	$196.8	$54.6	$142.2
			6.6%	1.9%	4.7%
Whereof: China	$1,522.2	$1,421.2	$101.0	$30.9	$70.1
			7.1%	2.2%	4.9%
Japan	$827.9	$787.0	$40.9	$12.8	$28.1
			5.2%	1.6%	3.6%
RoA	$844.8	$789.9	$54.9	$10.9	$44.0
			6.9%	1.3%	5.6%
Americas	$2,735.1	$2,435.2	$299.9	$ (24.2)	$324.1
			12.3%	(1.0)%	13.3%
Europe	$2,748.2	$2,703.5	$44.7	$119.9	$ (75.2)
			1.7%	4.5%	(2.8)%
Total	$8,678.2	$8,136.8	$541.4	$150.3	$391.1
			6.7%	1.9%	4.8%
1) Effects from currency translations.

For the full year 2018, Autoliv’ sales grew organically* by 4.8% compared to full year 2017, almost 6pp more than LVP growth according to IHS. The largest contributors to the organic growth were North America, China and India, partly offset by Europe and South Korea.

The organic sales increase* from Autoliv’s companies in China of 4.9% was driven by both domestic and global OEMs. Sales growth to domestic OEMs was mainly with Geely, including Lynk & Co, and Great Wall while growth with the global OEMs was mainly with VW, Honda and Nissan.

Organic sales growth* of 3.6% from Autoliv’s companies in Japan was mainly derived from sales to Subaru and Mitsubishi as well as inflator replacement sales.

Organic sales growth* from Autoliv’s companies in the Rest of Asia of 5.6% was driven by strong sales development in India, which grew organically by 26%, mainly from sales to Suzuki, Honda, Tata and Hyundai/Kia. Sales in South Korea decreased, driven mainly by lower sales to Hyundai/Kia.

The organic growth* from Autoliv’s companies in Americas was 13.3%. North America grew organically by 13.1% mainly due to new model launches with FCA, Honda, Nissan, Tesla and VW, partly offset by lower sales to Daimler, GM and Ford. Overall growth was driven by all main product groups. Sales in South America grew organically by 18.2%, mainly due to increased sales to FCA and VW.

The 2.8% organic sales decline* from Autoliv’s companies in Europe was mainly driven by Renault, FCA, BMW, JLR, PSA and Ford, partly offset by strong performance with premium brands such as Daimler and Volvo.

Light Vehicle Production Development Full Year 2018

Change vs. same period last year
	China	Japan	RoA	Americas	Europe	Total
LVP, IHS estimate, Jan 17, 2019	(3.5)%	0.3%	3.4%	0.0%	(1.3)%	(0.9)%

Q4 Report – 2018Full Year

Earnings

(Dollars in millions, except per share data)	Full year 2018	Full year 2017	Change
Net Sales	$8,678.2	$8,136.8	6.7%
Gross profit	$1,711.3	$1,679.7	1.9%
% of sales	19.7%	20.6%	(0.9)pp
S,G&A	$(390.3)	$(406.6)	(4.0)%
% of sales	(4.5)%	(5.0)%	(0.5)pp
R,D&E net	$(412.6)	$(370.6)	11.3%
% of sales	(4.8)%	(4.6)%	0.2pp
Other income (expense), net	$(211.1)	$(31.7)	565.9%
% of sales	(2.4)%	(0.4)%	2.0pp
Operating income	$686.0	$859.6	(20.2)%
% of sales	7.9%	10.6%	(2.7)pp
Adjusted operating income1)	$908.2	$899.3	1.0%
% of sales	10.5%	11.1%	(0.6)pp
Income before taxes	$612.4	$792.4	(22.7)%
Tax rate	38.4%	25.8%	12.6pp
Income attributable to controlling interest from Continuing Operations	$375.9	$586.0	(35.9)%
Earnings per share Continuing Operations, diluted2, 3)	$4.31	$6.68	(35.5)%
Adjusted earnings per share Continuing Operations, diluted1, 2, 3)	$6.83	$7.12	(4.1)%

1) Excluding costs for capacity alignments, antitrust matters and separation of our business segments. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

The gross profit for the full year 2018 increased by $32 million, compared to the prior year, as a result of higher sales partly offset by a lower gross margin. The gross margin decreased by 0.9pp compared to full year 2017, mainly due to adverse impact from launch related costs, raw material costs and currency changes which more than offset the operating leverage on the increased sales.

Selling, General and Administrative (S,G&A) expenses decreased by $16 million or 0.5pp of sales driven by transition service agreement income, lower bonus accruals and lower legal costs. Research, Development & Engineering (R,D&E) expenses, net as percent of sales was 4.8% compared to 4.6% in the same period the prior year mainly as a result of the significant increase in product launches during the first half of 2018 and continued strong order intake.

The change in Other income (expense), net, compared to full year 2017 was primarily due to increased costs for antitrust related matters. During the fourth quarter 2018, the Company accrued $210 million in connection with the remaining portion of the European Commission’s investigation of anti-competitive behavior among suppliers of occupant safety systems in the European Union that was initiated in 2011.

Operating income decreased by $174 million to $686 million. The reported operating margin was 7.9% of sales, compared to 10.6% of sales in the prior year. The decrease of 2.7pp of sales was mainly due to higher costs for antitrust related matters compared to the same period 2017, reported as Other income (expense), net, lower gross margin and higher R,D&E, net costs.

The adjusted operating margin*, excluding costs for capacity alignments, antitrust related matters and the separation of our business segments, was 10.5% of sales compared to 11.1% of sales for the full year 2017. The decrease was mainly due to the lower gross margin and higher R,D&E, net costs.

Income before taxes decreased by $180 million compared to full year 2017 due to the increase in costs for antitrust related matters. Income attributable to controlling interest from Continuing Operations decreased by $210 million compared to the same period in 2017, due to the lower income before taxes and due to the increase in the effective tax rate to 38.4% from 25.8% in the prior year. Discrete tax items, net and the impact of the antitrust accrual in 2018 had an unfavorable impact of 9.3pp. The tax rate excluding discrete items and the impact of the antitrust accrual in 2018 was 29.1%. In 2017, the net impact of discrete tax items caused a 1.0pp increase to the effective tax rate. In 2017, tax rate excluding discrete items was 24.8%.

Q4 Report – 2018Full Year

Earnings per share (EPS) from Continuing Operations assuming dilution decreased by 35.5% to $4.31 compared to $6.68 for the same period one year ago. The main items affecting EPS negatively were 208 cents from higher costs relating to capacity alignments, antitrust related matters and separation of our business segments and 42 cents from higher underlying tax rate. The main offsetting effects were 15 cents from discrete tax items. The adjusted EPS* from Continuing Operations assuming dilution was $6.83 compared to $7.12 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 87.3 million compared to 87.7 million for full year of 2017.

Q4 Report – 2018Full Year

Cash Flow and Balance Sheet Full Year 2018

Cash flow items prior to the third quarter 2018 are presented on a consolidated basis, which includes both Continuing and Discontinued Operations.

Cash flow from operations amounted to $591 million compared to $936 million for full year 2017. The decrease was primarily related to costs for separation of our business segments and the increase in operating assets and liabilities due to increased sales.

Cash flow before financing* was negative $37 million, compared to $239 million for full year 2017, mainly due to the lower operating cash flow. Capital expenditures, net, of $555 million were $158 million more than depreciation and amortization expense for full year 2018 and $15 million less than capital expenditures, net, for full year 2017. Of the total $555 million in capital expenditures, net, in 2018, $486 million was related to Continuing Operations. Of the total $570 million in capital expenditures, net, in 2017, $465 million was related to Continuing Operations.

The Company’s net debt position* increased by $1,250 million to $1,619 million compared to December 31, 2017, while gross interest-bearing debt increased by $899 million to $2,230 million compared to December 31, 2017, both of them driven by the capitalization of Veoneer prior to the spin-off.

For full year 2018, total equity decreased by $2,273 million to $1,897 million, mainly due to $2,123 million related to the spin-off, $217 million in dividends and $150 million from currency translation effects. The decrease was partly offset by $184 million from net income. Total parent shareholders’ equity was $1,884 million corresponding to $21.63 per share.

Q4 Report – 20184th Quarter

Other Items

•	On December 6, 2018, Autoliv announced an update on the European Commission investigation and an accrual of $210 million with respect to such investigation.
•

On January 8, 2019, Autoliv announced that its Chief Financial Officer Mats Backman has decided to resign in order to accept the CFO position with Veoneer. Unless otherwise agreed, Mats Backman will remain in his current position until July 8, 2019.

•

On January 14, 2019, Autoliv announced the Safety Score by Autoliv smartphone application with the goal to make people of all ages become safer drivers. Safety Score monitors real-time driver behaviors and compares it against Autoliv’s proprietary data algorithms and known causes of accidents, providing the user with a personalized driver score. Safety Score provides a framework for measuring and monitoring as well as coaching and improving safe-driving habits.

•

The Company has set May 7, 2019 as the date for its 2019 annual meeting of stockholders to be held in Chicago, IL, USA. Only the stockholders of record at the close of business on March 11, 2019 will be entitled to be present and vote at the meeting. Notice of the annual meeting will be mailed to the holders of record in late March 2019.

Dividends

On November 8, 2018, the Company declared a quarterly dividend to shareholders of 62 cents per share for the first quarter 2019, with the following payment schedule:

Ex-date (common stock)	February 21, 2019
Ex-date (SDRs)	February 21, 2019
Record Date	February 22, 2019
Payment Date	March 7, 2019

Next Report

Autoliv intends to publish the quarterly earnings report for the first quarter of 2019 on Friday, April 26, 2019.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 58 72 06 71

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 58 72 06 14

Inquiries: Media

Stina Thorman

Vice President Communications

Tel +46 (0)8 58 72 06 50

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on January 29, 2019.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10‑K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com. The restated historical financial statements reflecting the spin-off of Veoneer are unaudited, but have been derived from our historical audited annual reports.

Q4 Report – 20184th Quarter

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring; divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Q4 Report – 2018

Key Ratios

	Fourth Quarter		Full Year	Full year
	2018	2017	2018	2017
Earnings per share Continuing Operations, basic1)	$(1.07)	$2.26	$4.32	$6.70
Earnings per share Continuing Operations, diluted1, 2)	$(1.06)	$2.26	$4.31	$6.68
Total parent shareholders’ equity per share	$21.63	$46.38	$21.63	$46.38
Cash dividend paid per share	$0.62	$0.60	$2.46	$2.38
Operating working capital, $ in millions3)	478	581	478	581
Capital employed, $ in millions4)	3,516	4,538	3,516	4,538
Net debt, $ in millions3)	1,619	368	1,619	368
Net debt to capitalization, %5)	46	8	46	8
Gross margin, %6)	19.4	20.4	19.7	20.6
Operating margin, %7)	1.0	11.6	7.9	10.6
Return on total equity, %8)	(18.8)	n/a	13.0	n/a
Return on capital employed, %9)	2.4	n/a	16.8	n/a
Average no. of shares in millions2)	87.4	87.2	87.3	87.7
No. of shares at period-end in millions10)	87.1	87.0	87.1	87.0
No. of employees at period-end11)	57,729	56,674	57,729	56,674
Headcount at period-end12)	66,764	64,550	66,764	64,550
Days receivables outstanding13)	70	72	71	76
Days inventory outstanding14)	35	33	35	35

1) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation. 2) Assuming dilution and net of treasury shares. 3) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 4) Total equity and net debt. 5) Net debt in relation to capital employed. 6) Gross profit relative to sales. 7) Operating income relative to sales. 8) Income from Continuing Operations relative to average total equity. 9) Operating income and income from Continuing Operations equity method investments, relative to average capital employed. 10) Excluding dilution and net of treasury shares. 11) Employees with continuous employment status, recalculated to full time equivalent heads. 12) Includes temporary hourly personnel. 13) Outstanding receivables relative to average daily sales. 14) Outstanding inventory relative to average daily sales.

Q4 Report – 2018

Consolidated Statements of Net Income and Loss

(Dollars in millions, except per share data)
	Fourth Quarter		Full Year	Full Year
(Unaudited)	2018	2017	2018	2017

Airbag and Other products1)	$1,463.7	$1,395.6	$5,698.6	$5,343.2
Seatbelt products1)	729.1	763.1	2,979.6	2,793.6
Total net sales	$2,192.8	$2,158.7	$8,678.2	$8,136.8

Cost of sales	(1,767.6)	(1,717.9)	(6,966.9)	(6,457.1)
Gross profit	$425.2	$440.8	$1,711.3	$1,679.7

Selling, general & administrative expenses	(99.4)	(109.6)	(390.3)	(406.6)
Research, development & engineering expenses, net	(84.7)	(75.6)	(412.6)	(370.6)
Amortization of intangibles	(2.8)	(2.9)	(11.3)	(11.2)
Other income (expense), net	(217.3)	(2.4)	(211.1)	(31.7)
Operating income	$21.0	$250.3	$686.0	$859.6

Income from equity method investments	0.8	0.5	3.6	1.7
Interest income	2.8	1.8	6.9	7.4
Interest expense	(19.9)	(14.5)	(66.1)	(61.1)
Other non-operating items, net	(2.6)	2.7	(18.0)	(15.2)
Income from Continuing Operations before income taxes	$2.1	$240.8	$612.4	$792.4

Income taxes	(94.9)	(43.4)	(234.9)	(204.4)
Income (loss) from Continuing Operations	($92.8)	$197.4	$377.5	$588.0

Income (loss) from Discontinued Operations, net of income taxes	2.0	(253.0)	(193.8)	(285.0)
Net income (loss)	($90.8)	($55.6)	$183.7	$303.0

Less; Net income from Continuing Operations attributable to non-controlling interest	0.2	0.7	1.6	2.0
Less; Net loss from Discontinued Operations attributable to non-controlling interest	–	(118.9)	(8.3)	(126.1)
Net income (loss) attributable to controlling interest	($91.0)	$62.6	$190.4	$427.1

Amounts attributable to controlling interest:
Net Income (loss) from Continuing Operations	($93.0)	$196.7	$375.9	$586.0
Net Income (loss) from Discontinued Operations, net of income taxes	2.0	(134.1)	(185.5)	(158.9)
Net income (loss) attributable to controlling interest	($91.0)	$62.6	$190.4	$427.1

Earnings (loss) per share Continuing Operations2, 3)	($1.06)	$2.26	$4.31	$6.68
Earnings (loss) per share Discontinued Operations2, 3)	$0.02	($1.54)	($2.13)	($1.81)
Earnings (loss) per share2, 3)	($1.04)	$0.72	$2.18	$4.87

1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from EPS calculation.

Q4 Report – 2018

Consolidated Balance Sheets

	December 31	September 30	June 30	March 31	December 31
(Dollars in millions, unaudited)	2018	2018	2018	2018	2017
Assets
Cash & cash equivalents	$615.8	$533.7	$507.5	$793.9	$959.5
Receivables, net	1,667.1	1,784.5	1,902.0	1,895.1	1,696.7
Inventories, net	757.9	758.7	709.7	704.3	704.3
Other current assets	244.6	271.2	254.6	238.6	197.0
Current assets, discontinued operations	–	–	–	710.0	647.2
Total current assets	$3,285.4	$3,348.1	$3,373.8	$4,341.9	$4,204.7

Property, plant & equipment, net	1,690.1	1,654.8	1,633.4	1,676.4	1,608.9
Investments and other non-current assets	323.5	331.3	352.4	352.0	341.0
Goodwill assets	1,389.9	1,391.0	1,391.9	1,400.0	1,397.0
Intangible assets, net	32.7	35.3	38.3	40.7	42.6
Non-current assets, discontinued operations	–	–	–	1,067.1	955.7
Total assets	$6,721.6	$6,760.5	$6,789.8	$8,878.1	$8,549.9

Liabilities and equity
Short-term debt	$620.7	$573.0	$605.6	$60.2	$19.7
Accounts payable	1,029.0	992.4	1,036.9	970.6	957.3
Other current liabilities	1,215.8	1,118.4	1,110.8	1,152.2	1,109.4
Current liabilities, discontinued operations	–	–	–	626.5	568.2
Total current liabilities	$2,865.5	$2,683.8	$2,753.3	$2,809.5	$2,654.6

Long-term debt	1,609.0	1,677.5	1,678.0	1,310.2	1,310.7
Pension liability	198.2	204.3	203.8	211.5	206.8
Other non-current liabilities	152.1	141.5	147.1	149.7	144.3
Non-current liabilities, discontinued operations	–	–	–	55.2	64.1
Total non-current liabilities	$1,959.3	$2,023.3	$2,028.9	$1,726.6	$1,725.9

Total parent shareholders’ equity	1,883.7	2,040.4	1,994.5	4,206.2	4,035.1
Non-controlling interest	13.1	13.0	13.1	135.8	134.3
Total equity	$1,896.8	$2,053.4	$2,007.6	$4,342.0	$4,169.4

Total liabilities and equity	$6,721.6	$6,760.5	$6,789.8	$8,878.1	$8,549.9

Q4 Report – 2018

Consolidated Statements of Cash Flow

	Fourth Quarter		Full Year	Full Year
(Dollars in millions, unaudited)	2018	2017	2018	2017
Net income (loss) Continuing Operations	$(92.8)	$197.4	$377.5	$588.0
Net income (loss) Discontinued Operations	2.0	(253.0)	(193.8)	(285.0)
Depreciation and amortization	88.7	107.2	397.1	425.8
Legal provision	210.0	–	210.0	–
Goodwill impairment charges	–	234.2	–	234.2
Other, net	9.4	(4.1)	29.1	(26.8)
Changes in operating assets and liabilities	72.1	107.7	(229.3)	(0.3)
Net cash provided by operating activities	$289.4	$389.4	$590.6	$935.9

Capital expenditures, net	(133.4)	(167.8)	(554.8)	(569.6)
Acquisitions of businesses and other, net	–	(14.6)	(72.9)	(127.7)
Net cash used in investing activities	$(133.4)	$(182.4)	$(627.7)	$(697.3)

Net cash before financing1)	$156.0	$207.0	$(37.1)	$238.6

Net increase (decrease) in short-term debt	(19.5)	(162.5)	355.4	(208.6)
Issuance of long-term debt	–	–	582.2	–
Debt issuance costs	–	–	(2.6)	–
Dividends paid	(53.6)	(52.3)	(214.3)	(208.7)
Shares repurchased	–	–	–	(157.0)
Common stock options exercised	0.0	2.7	8.2	7.9
Dividend paid to non-controlling interests	(0.1)	0.2	(2.1)	0.2
Capital contribution to Veoneer	–	–	(971.8)	–
Effect of exchange rate changes on cash	(0.7)	6.1	(61.6)	60.4
Increase (decrease) in cash and cash equivalents	$82.1	$1.2	$(343.7)	$(267.2)
Cash and cash equivalents at period-start	533.7	958.3	959.5	1,226.7
Cash and cash equivalents at period-end	$615.8	$959.5	$615.8	$959.5
1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities".

Q4 Report – 2018

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been rather volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 3, 7 and 8 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Q4 Report – 2018

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management. The historical periods in the table have been restated to only reflect Continuing Operations.

	December 31	September 30	June 30	March 31	December 31
(Dollars in millions)	2018	2018	2018	2018	2017
Total current assets Continuing Operations	$3,285.4	$3,348.1	$3,373.8	$3,631.9	$3,557.5
Total current liabilities Continuing Operations	(2,865.5)	(2,683.8)	(2,753.3)	(2,183.0)	(2,086.4)
Working capital	$419.9	$664.3	$620.5	$1,448.9	$1,471.1
Cash and cash equivalents	(615.8)	(533.7)	(507.5)	(793.9)	(959.5)
Short-term debt	620.7	573.0	605.6	60.2	19.7
Derivative liability and (asset), current	(0.8)	1.8	2.9	(1.5)	(2.1)
Dividends payable	54.0	54.0	54.0	53.9	52.2
Operating working capital	$478.0	$759.4	$775.5	$767.6	$581.4

Net Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into debt-related derivatives (DRD) as a part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	December 31	September 30	June 30	March 31	December 31
(Dollars in millions)	2018	2018	2018	2018	2017
Short-term debt	$620.7	$573.0	$605.6	$60.2	$19.7
Long-term debt	1,609.0	1,677.5	1,678.0	1,310.2	1,310.7
Total debt	$2,229.7	$2,250.5	$2,283.6	$1,370.4	$1,330.4
Cash & cash equivalents	(615.8)	(533.7)	(507.5)	(793.9)	(959.5)
Debt-related derivatives	4.9	7.6	8.6	(1.6)	(2.5)
Net debt	$1,618.8	$1,724.4	$1,784.7	$574.9	$368.4

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	December 31	September 30	December 31
(Dollars in millions)	2018	2018	2017
Net debt1)	$1,618.8	$1,724.4	$368.4
Pension liabilities	198.2	204.3	206.8
Debt per the Policy	$1,817.0	$1,928.7	$575.2

Net income2)	183.7	218.9	303.0
Less; Net loss, discontinued operations 2)	193.8	448.8	285.0
Net income, continuing operations 2)	377.5	667.7	588.0
Income taxes2)	234.9	183.4	204.4
Interest expense, net2, 3)	59.2	54.8	53.7
Depreciation and amortization of intangibles2)	342.0	332.6	307.0
Antitrust related matters2 )	212.0	2.5	18.0
EBITDA per the Policy	$1,225.6	$1,241.0	$1,171.1

Leverage ratio	1.5	1.6	0.5

1) Net debt is short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income.

Q4 Report – 2018

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Fourth Quarter 2018			Fourth Quarter 2017
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP
Operating income	$21.0	$218.9	$239.9	$250.3	$3.4	$253.7
Operating margin, %	1.0	9.9	10.9	11.6	0.2	11.8
Income before taxes from Continuing Operations	$2.1	$218.9	$221.0	$240.8	$3.4	$244.2
Net income attributable to controlling interest from Continuing Operations	$(93.0)	$217.5	$124.5	$196.7	$3.2	$199.9
Return on capital employed, %2)	2.4	23.2	25.6	n/a	n/a	n/a
Return on total equity, %3)	(18.8)	42.7	23.9	n/a	n/a	n/a
Earnings per share Continuing Operations, diluted4, 5)	$(1.06)	$2.48	$1.42	$2.26	$0.03	$2.29

1) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 2) Operating income and income from equity method investments Continuing Operations, relative to average capital employed. 3) Income from Continuing Operations relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

	Full Year 2018			Full Year 2017
	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP
Operating income	$686.0	$222.2	$908.2	$859.6	$39.7	$899.3
Operating margin, %	7.9	2.6	10.5	10.6	0.5	11.1
Income before taxes from Continuing Operations	$612.4	$222.2	$834.6	$792.4	$39.7	$832.1
Net income attributable to controlling interest from Continuing Operations	$375.9	$220.0	$595.9	$586.0	$38.7	$624.7
Capital employed	$3,516	$220	$3,736	$4,538	$39	$4,577
Return on capital employed, %2)	16.8	5.2	22.0	n/a	n/a	n/a
Return on total equity, %3)	13.0	7.3	20.3	n/a	n/a	n/a
Earnings per share Continuing Operations, diluted4, 5)	$4.31	$2.52	$6.83	$6.68	$0.44	$7.12
Total parent shareholders' equity per share	$21.63	$2.52	$24.15	$46.38	$0.44	$46.82

1) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 2) Operating income and income from equity method investments Continuing Operations, relative to average capital employed. 3) Income from Continuing Operations relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Q4 Report – 2018

Items included in Non-GAAP adjustments	Fourth quarter 2018		Fourth quarter 2017
	Adjustment	Adjustment	Adjustment	Adjustment
	Millions	Per share	Millions	Per share
Capacity alignment	$3.5	$0.04	$2.1	$0.02
Antitrust related matters	211.0	2.42	1.3	0.01
Separation costs	4.4	0.05	-	-
Total adjustments to operating income	$218.9	$2.51	$3.4	$0.03
Tax on non-U.S. GAAP adjustments1)	(1.4)	(0.03)	(0.2)	0.00
Total adjustments to net income	$217.5	$2.48	$3.2	$0.03

Weighted average number of shares outstanding - diluted		87.4		87.2

Return on capital employed2, 3)	$875.7		n/a
Adjustment Return on Capital employed, %	23.2%		n/a

Return on total equity4, 5)	$870.0		n/a
Adjustment Return on Total equity, %	42.7%		n/a

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized Q4 non-U.S. GAAP EBIT adjustment. 3) Operating income and income from equity method investments Continuing Operations, relative to average capital employed. 4) Income from Continuing Operations relative to average total equity. 5) After adjustment for annualized Q4 non-U.S. GAAP Net income adjustment.

Items included in Non-GAAP adjustments	Full Year 2018		Full Year 2017
	Adjustment	Adjustment	Adjustment	Adjustment
	Millions	Per share	Millions	Per share
Capacity alignment	$4.5	$0.05	$21.5	$0.24
Antitrust related matters	212.3	2.43	18.2	0.21
Separation costs	5.4	0.06	-	-
Total adjustments to operating income	$222.2	$2.54	$39.7	$0.45
Tax on non-U.S. GAAP adjustments1)	(2.2)	(0.02)	(1.0)	(0.01)
Total adjustments to Income from Continuing operations	$220.0	$2.52	$38.7	$0.44

Weighted average number of shares outstanding - diluted		87.3		87.7

Return on capital employed2, 3)	$222.2		n/a
Adjustment Return on Capital employed, %	5.2%		n/a

Return on total equity4, 5)	$220.0		n/a
Adjustment Return on Total equity, %	7.3%		n/a

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized non-U.S. GAAP EBIT adjustment. 3) Operating income and income from equity method investments Continuing Operations, relative to average capital employed. 4) Income from Continuing Operations relative to average total equity. 5) After adjustment for annualized non-U.S. GAAP Net income adjustment.

Q4 Report – 2018

Multi-year Summary Continuing Operations

(Dollars in millions, except per share data)	2018	2017	2016	2015
Sales and Income
Net sales	$8,678	$8,137	$7,922	$7,636
Operating income	686	860	831	708
Income before income taxes	612	792	784	655
Net income attributable to controlling interest	376	586	558	443

Financial Position
Current assets excluding cash	2,670	2,598	2,269	2,259
Property, plant and equipment, net	1,690	1,609	1,329	1,265
Intangible assets (primarily goodwill)	1,423	1,440	1,430	1,445
Non-interest bearing liabilities	2,595	2,418	2,154	2,049
Capital employed	3,516	4,538	4,225	3,670
Net debt (cash)	1,619	368	299	202
Total equity	1,897	4,169	3,926	3,468
Total assets	6,722	6,947	6,565	6,518
Long-term debt	1,609	1,311	1,313	1,499

Share data
Earnings per share (US$) – basic	4.32	6.70	6.33	5.03
Earnings per share (US$) – assuming dilution	4.31	6.68	6.32	5.02
Total parent shareholders’ equity per share (US$)	21.63	46.38	41.69	39.22
Cash dividends paid per share (US$)	2.46	2.38	2.30	2.22
Cash dividends declared per share (US$)	2.48	2.40	2.32	2.24
Share repurchases	-	157	-	104
Number of shares outstanding (million)1)	87.1	87.0	88.2	88.1

Ratios
Gross margin (%)	19.7	20.6	20.6	20.5
Operating margin (%)	7.9	10.6	10.5	9.3
Pretax margin (%)	7.1	9.7	9.9	8.6
Return on capital employed (%)	17	n/a	n/a	n/a
Return on total equity (%)	13	n/a	n/a	n/a
Total equity ratio (%)	28	49	48	46
Net debt to capitalization (%)	46	8	7	6
Days receivables outstanding	71	76	70	71
Days inventory outstanding	35	35	32	31

Other data
Airbag sales2)	5,699	5,342	5,256	5,036
Seatbelt sales	2,980	2,794	2,665	2,599
Net cash provided by operating activities3)	591	936	868	751
Capital expenditures, net3)	555	570	499	450
Net cash used in investing activities3)	(628)	(697)	(726)	(591)
Net cash provided by (used in) financing activities3)	(245)	(566)	(200)	(319)
Number of employees, December 31	57,700	56,700	55,800	51,300
1) At year end, excluding dilution and net of treasury shares. 2) Including steering wheels, inflators and initiators. 3) Including Discontinued Operations.